Exhibit 12.1

RFS Hotel Investors, Inc.
Computation of Ratio of Earnings to Fixed Charges

	1998	1999	2000	2001	2001 Supplemental	2002	2002 Supplemental
	(Note A)	(Note A)	(Note A)	(Note A)	(Note B)	(Note A)	(Note B)
Ratio of Earnings to Fixed Charges:
Earnings
Net income (loss)	34,068	34,990	30,790	(13,729)	23,381	(3,788)	5,490
Add minority interest in consolidated subsidiaries	3,655	3,620	3,218	(1,157	2,495	(644)	200
Add fixed charges	18,935	21,936	24,652	26,042	26,042	27,101	27,101
Add amortization of capitalized interest	73	100	115	115	115	115	115
Deduct capitalized interest	(1,400)	(1,100)	(600)

Total Earnings	55,331	59,546	58,175	11,271	52,033	22,784	32,906

Fixed Charges
Interest expensed, including amortization of debt costs	17,535	20,836	24,052	26,042	26,042	27,101	27,101
Capitalized interest	1,400	1,100	600

Total Fixed Charges	18,935	21,936	24,652	26,042	26,042	27,101	27,101

Ratio of Earnings to Fixed Charges:	2.9x	2.7x	2.4x	0.4x	2.0x	0.8x	1.2x

RFS Partnership, L.P.
Computation of Ratio of Earnings to Fixed Charges

	1998	1999	2000	2001	2001 Supplemental	2002	2002 Supplemental
	(Note A)	(Note A)	(Note A)	(Note A)	(Note B)	(Note A)	(Note B)
Ratio of Earnings to Fixed Charges:
Earnings
Net income (loss)	37,723	38,610	34,008	(14,886)	25,876	(4,432)	5,690
Add fixed charges	18,935	21,936	24,652	26,042	26,042	27,101	27,101
Add amortization of capitalized interest	73	100	115	115	115	115	115
Deduct capitalized interest	(1,400)	(1,100)	(600)

Total Earnings	55,331	59,546	58,175	11,271	52,033	22,784	32,906

Fixed Charges
Interest expensed, including amortization of debt costs	17,535	20,836	24,052	26,042	26,042	27,101	27,101
Capitalized interest	1,400	1,100	600

Total Fixed Charges	18,935	21,936	24,652	26,042	26,042	27,101	27,101

Ratio of Earnings to Fixed Charges:	2.9x	2.7x	2.4x	0.4x	2.0x	0.8x	1.2x

A. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income (loss) plus fixed charges, plus the amortization of capitalized interest and less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs. For the years ended December 31, 2002 and 2001, the ratio of earnings to fixed charges was less than 1:1 and earnings were insufficient to cover fixed charges by $4.3 and $14.8 million, respectively.

B. The supplemental ratio of earnings to fixed charges is computed the same as described in footnote (A) except that net income is adjusted to add back the debt extinguishment and swap termination costs of $10.1 million in 2002 and Hilton lease termination expense, net of deferred income taxes, of $40.8 million in 2001.